Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 7, 2010 relating to the financial statements and financial statement schedules of Worlds.com Inc., which appears in Worlds.com Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Bongiovanni & Associates, CPA'S
Bongiovanni & Associates, CPA'S
Cornelius, North Carolina

December 16, 2010